RE:	Raven Industries, Inc.
P.O. Box 5107
Sioux Falls, SD 57117-5107

FOR FURTHER INFORMATION

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella VP & CFO (605) 336-2750	Dennis Waite General Inquiries (708) 246-6265	Leslie Loyet Analyst Inquiries (312) 640-6672	Tim Grace Media Inquiries (312) 640-6667

SIC Codes: 3672, 3081, 3829

FOR IMMEDIATE RELEASE
WEDNESDAY, MARCH 9, 2005

RAVEN INDUSTRIES REPORTS RECORD FOURTH-QUARTER
AND FULL-YEAR RESULTS

SIOUX FALLS, SD—March 9, 2005—Reporting strong results in its Engineered Films and Flow Controls divisions, Raven Industries, Inc. (RAVN: NasdaqNM) today announced record sales and earnings for its fourth quarter and full year ended January 31, 2005. Net income for the fourth quarter climbed 41 percent to $3.6 million from $2.6 million, or 20 cents per share, versus the year-earlier’s 14 cents, adjusted for a 2-for-1 stock split in October 2004. Total sales for the industrial manufacturer’s fourth quarter rose 31 percent to $44 million.

Demand for the Engineered Films Division’s hurricane film continued during the quarter. Fourth- quarter shipments of approximately $5 million were higher than initially expected, and continued into February 2005. Full-year shipments of hurricane film topped $9 million.

For the 12 months, Raven reported that net earnings increased 29 percent to $17.9 million, or 97 cents per share, from $13.8 million, or 75 cents per share, in the prior fiscal year. Total sales for fiscal 2005 were up 18 percent to $168 million.

President and CEO Ronald M. Moquist commented that “during the past year we continued to build a solid platform for success—one that further strengthens our four core businesses and sets the stage for long-term profitable growth. It’s a model driven by new products, expanded markets and advanced manufacturing equipment which adds new capabilities and capacity.” The company also projected double-digit earnings growth, based on continuing agricultural demand for its precision agriculture products and carryover demand for plastic sheeting, with another year of record sales and profits in fiscal 2006.

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Segment Performance

The Engineered Films Division (EFD) had an outstanding year, by far its best ever. For the fourth quarter, sales increased 68 percent to $17.9 million; operating profit rose to $4.3 million, 70 percent higher than a year ago. For the full year, sales were up 38 percent to $58.7 million from the previous fiscal year while operating income rose 49 percent to $15.7 million in fiscal 2005. Higher raw material costs were offset by selling price increases, improved productivity and increased volume that optimized equipment utilization. Raven continued to invest heavily in new extrusion equipment for producing multi-layer specialty films because it believes opportunities for high-margin growth will continue.

The Flow Controls Division (FCD) had another extraordinary performance. For the fourth quarter, sales rose 63 percent to $9.9 million and operating income of $2.0 million more than doubled. For the entire fiscal year ended January 2005, sales climbed 16 percent to $40.7 million. Fiscal 2004 revenues included $6 million of revenues from a special order for chemical-injection systems. Full year operating income rose 27 percent to $10.5 million even though it included a $1.3 million writedown of its Fluent Systems product line. Internal and external factors contributed to this strong showing, including a vigorous agricultural economy in the U.S. and new product introductions.

“In this coming year, we plan to expand our international market presence in Brazil and Argentina by opening a distribution warehouse and service support center,” Moquist said. “We believe our products are well suited to the large-acreage farms and agricultural practices of these countries. Growth prospects were also strengthened by our acquisition, in February 2005, of a Canadian company that has developed an automatic boom height control system.”

The Electronic Systems Division (ESD) fourth-quarter sales were relatively flat at $12.2 million. Operating income declined 6 percent to $1.4 million. The Division got off to a slow start in the first six months but performance improved in the second half. ESD sales for fiscal 2005 climbed 6 percent to $47.0 million. High startup costs with a major new client combined with lower first-half sales to impact profits negatively. For the full year, ESD operating profits declined 23 percent from the previous fiscal year, finishing at $4.5 million. “The ESD business model of providing low-volume, high-mix contract manufacturing services, coupled with strong customer service and engineering support is still the most viable in this marketplace,” Moquist said.

Aerostar International reported fourth-quarter sales were down 16 percent to $4.0 million while a $97,000 operating loss compared to an operating profit of $582,000 one year earlier. The lower sales reflect a reduced shipping schedule for army cargo parachutes. For all of fiscal 2005, sales rose 4 percent to $21.7 million while operating income climbed 17 percent to $3.6 million, with profits for the past fiscal year reflecting higher efficiencies on its parachute contracts. Aerostar results now include the company’s high-altitude research balloon business, which was formerly part of the Engineered Films Division. Moquist noted, “Government contracts don’t come in on a smooth, steady schedule. We have not yet received a follow-on contract for parachutes, so sales will be reduced in the first half of this coming year.”

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Cash Flow and Balance Sheet

Cash and short-term investments reached $9.6 million at January 31, 2005, despite a payout of $11.3 million in a special cash dividend on May 20, 2004. Compared to January 31, 2004, inventory levels were up $6.6 million and accounts receivable levels increased $6.9 million. The impact was partially offset by higher accounts payable levels. The relatively high sales growth in both EFD and FCD accounted for much of the fluctuation in working capital levels; however, lower inventory turns in ESD were also a factor. Cash flows from operating activities of $18.5 million were down from the $19.7 million for the 12 months of the prior fiscal year.

Conference Call Information

Raven has scheduled a conference call today at 2:00 p.m. Central Time to discuss its fiscal fourth quarter 2005 performance and related trends in its business. To access this call, log on to www.ravenind.com or www.vcall.com 15 minutes before the call to download the necessary software. Replays will be available through this website for 90 days.

About Raven Industries, Inc.

Raven is an industrial manufacturer that provides electronics manufacturing services, reinforced plastic sheeting and flow control devices to various markets.

Forward-Looking Statements

The Private Securities Litigation Reform Act provides a “safe harbor” for forward-looking statements. Certain information included in this Press Release and other materials filed or to be filed by the company with the Securities and Exchange Commission (as well as information included in statements made or to be made by the company) contains statements that are forward-looking. Although the company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there is no assurance that such expectations will be achieved. Such assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions, which could affect certain of the company’s primary markets, such as agriculture and construction, or changes in competition, material availability, technology or relationships with the company’s largest customers, any of which could adversely impact any of the company’s product lines. The foregoing list is not exhaustive and the company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.

On the Internet, information is available at www.ravenind.com, the company’s website.

FINANCIAL TABLES FOLLOW...

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RAVEN INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share)

	Three Months Ended January 31			Twelve Months Ended January 31
			Fav (Unfav)			Fav (Unfav)
	2005	2004	Change	2005	2004	Change
Net sales	$44,004	$33,594	31%	$168,086	$142,727	18%
Cost of goods sold	34,203	26,302		124,886	108,968

Gross profit	9,801	7,292	34%	43,200	33,759	28%
Selling, general, and administrative expenses	4,140	3,269		14,056	11,960
(Gain) loss on disposition of businesses and assets	—	(1)		1,282	173

Operating income	5,661	4,024	41%	27,862	21,626	29%
Other (income) expense	(27)	(34)		(93)	(90)

Income before income taxes	5,688	4,058	40%	27,955	21,716	29%
Income taxes	2,048	1,470		10,064	7,880

Net income	$3,640	$2,588	41%	$17,891	$13,836	29%

Net income per common share:
-basic	$0.20	$0.14	43%	$0.99	$0.77	29%
-diluted	$0.20	$0.14	43%	$0.97	$0.75	29%
Weighted average common shares outstanding:
-basic	18,015	18,061		18,066	18,082
-diluted	18,342	18,457		18,410	18,490

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT (1)
(In thousands)

	Three Months Ended January 31			Twelve Months Ended January 31
			Fav (Unfav)			Fav (Unfav)
	2005	2004	Change	2005	2004	Change
Net Sales:
Flow Controls	$9,887	$6,068	63%	$40,726	$35,059	16%
Engineered Films	17,912	10,685	68%	58,657	42,636	38%
Electronic Systems	12,220	12,098	1%	47,049	44,307	6%
Aerostar	3,985	4,743	(16)%	21,654	20,725	4%

Total Company	$44,004	$33,594	31%	$168,086	$142,727	18%

Operating Income (Loss):
Flow Controls	$1,950	$966	102%	$10,516	$8,254	27%
Engineered Films	4,326	2,544	70%	15,739	10,563	49%
Electronic Systems	1,388	1,472	(6)%	4,492	5,797	(23)%
Aerostar	(97)	582	(117)%	3,609	3,092	17%
Sold Businesses	—	—		—	(355)

Total Segment Income	7,567	5,564		34,356	27,351
Corporate Expenses	(1,906)	(1,540)	(24)%	(6,494)	(5,725)	(13)%

Total Company	$5,661	$4,024	41%	$27,862	$21,626	29%

(1)	The company’s high-altitude research balloon operation, formerly in the Engineered Films segment, is included with Aerostar results as a result of a change in the company’s organizational structure. Prior year results have been reclassified to reflect this change.

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	January 31,	January 31,
	2005	2004
ASSETS
Cash, cash equivalents and short-term investments	$9,619	$18,442
Accounts receivable, net	25,370	18,454
Inventories	23,315	16,763
Prepaid expenses and other current assets	3,288	2,051

Total current assets	61,592	55,710
Property, plant and equipment, net	19,964	15,950
Other assets, net	6,953	7,848

	$88,509	$79,508

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$57	$72
Accounts payable	10,322	3,666
Accrued and other liabilities	10,571	8,157

Total current liabilities	20,950	11,895
Long-term debt, less current portion	—	57
Other liabilities	1,477	1,085
Stockholders’ equity	66,082	66,471

	$88,509	$79,508

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOW STATEMENTS
(In thousands)

	Twelve Months Ended January 31,
	2005	2004
Cash flows from operating activities
Net income	$17,891	$13,836
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,841	4,145
Deferred income taxes	(31)	254
Loss on disposition of businesses and assets	1,282	173
Other operating activities, net	(4,521)	1,324

Net cash provided by operating activities	18,462	19,732

Cash flows from investing activities
Capital expenditures	(7,541)	(3,330)
Other investing activities, net	319	(1,022)

Net cash used in investing activities	(7,222)	(4,352)

Cash flows from financing activities
Dividends paid	(15,298)	(3,075)
Purchase of treasury stock	(3,519)	(3,068)
Long-term debt principal payments	(72)	(141)
Other financing activities, net	(174)	129

Net cash used in financing activities	(19,063)	(6,155)

Net increase (decrease) in cash and cash equivalents	(7,823)	9,225
Cash and cash equivalents at beginning of period	14,442	5,217

Cash and cash equivalents at end of period	6,619	14,442
Short-term investments	3,000	4,000

Cash, cash equivalents and short-term investments	$9,619	$18,442